Exhibit 99.1

Indaptus Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Update

NEW YORK (August 13, 2026) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), a biotechnology company dedicated to immunotherapy research, today announced financial results for the second quarter and six months ended June 30, 2026, and provided a corporate update.

Junyi Dai, Indaptus Therapeutics’ Chief Executive Officer and Chairman of the Board, commented, “During the second quarter, we strengthened the Company’s balance sheet through a $12.0 million private placement and continued our review of the Decoy platform, our research activities and broader strategic alternatives. We are evaluating how our existing therapeutic assets, complementary research capabilities and potential strategic investments or business combinations may support the Company’s long-term objectives.”

“We also began a research collaboration in neurological disorders and sleep as an extension of our immunotherapy research. As we allocate capital and evaluate potential opportunities, we intend to proceed in a disciplined manner based on scientific validation, strategic fit, regulatory considerations and available resources,” Mr. Dai continued.

Key Highlights

●	June 2026 private placement completed. On June 17, 2026, the Company issued and sold 20,000,000 shares of common stock at $0.60 per share for aggregate gross proceeds of approximately $12.0 million before offering expenses. The transaction closed on the same day.

●	Strategic review and Decoy20 status. The Company has discontinued further enrollment in its combination study, has no participants remaining in any ongoing Decoy20 clinical study and currently has no active clinical development programs. The Company has reduced activities related to further development of Decoy20 while it evaluates strategic alternatives for its Decoy20 program and broader operations, including research collaborations, investments in or acquisitions of operating businesses and other potential growth opportunities. During the second quarter, the Company began a research collaboration in neurological disorders and sleep as an extension of its immunotherapy research.

●	Liquidity position. As of June 30, 2026, the Company had approximately $7.6 million in cash and cash equivalents and $4.0 million in short-term investments. Based on current operating plans and available financial resources, management believes that the Company’s liquidity position has been strengthened compared to the first quarter end.

Financial Highlights for the Second Quarter and Six Months Ended June 30, 2026

Research and development expenses decreased 83% to approximately $0.4 million for the second quarter of 2026, compared with $2.2 million for the same period in 2025. For the first six months of 2026, expenses also decreased 83% to approximately $0.9 million, compared with $5.0 million in 2025. The decreases were primarily due to lower clinical costs for the Decoy20 Phase 1 study and lower payroll and related expenses following reductions in headcount and base salaries.

General and administrative expenses decreased 37% to approximately $1.4 million for the second quarter of 2026, compared with $2.3 million for the same period in 2025. For the first six months of 2026, expenses decreased 23% to approximately $3.1 million, compared with $4.1 million in 2025. The decreases were primarily due to lower payroll and related costs following reductions in headcount and base salaries, as well as changes in certain public-company costs during the management transition.

Net loss decreased to approximately $1.8 million for the second quarter of 2026, compared with $5.2 million for the same period in 2025. For the first six months of 2026, net loss decreased to approximately $4.3 million, compared with $9.8 million in 2025. Basic and diluted net loss per share was approximately $0.02 and $0.07 for the respective periods, compared with $9.09 and $18.09 in 2025.

As of June 30, 2026, the Company had approximately $11.6 million in cash, cash equivalents and short-term investments, consisting of $7.6 million in cash and cash equivalents and $4.0 million in short-term investments. The Company’s liquidity position improved primarily due to the $12.0 million financing completed in June 2026. The Company may seek additional public or private equity or debt financing to support its operations and strategic objectives.

About Indaptus Therapeutics

Indaptus Therapeutics is a biotechnology company dedicated to immunotherapy research. The Company’s patented Decoy technology uses attenuated and killed, non-pathogenic Gram-negative bacteria designed to activate multiple components of innate and adaptive immunity while reducing systemic toxicity. The Company is evaluating the Decoy platform and existing therapeutic assets while also assessing complementary research capabilities, strategic investments and potential business combinations.

The Company seeks to better understand the relationship among sleep, physical recovery, neurological function and immune status, which could potentially support future immunotherapy evaluation, patient recovery monitoring and biomarker research. The scope and timing of any such activities will depend on scientific validation, strategic fit, market opportunities, available resources, regulatory considerations and other business factors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s expectations, beliefs and intentions concerning, among other things, the sufficiency of the Company’s cash, cash equivalents and short-term investments to fund its activities; the Company’s cash runway and ability to raise additional capital; the use of proceeds from the June 2026 private placement; the Company’s review of the Decoy platform and Decoy20; the discontinuation and wind-down of clinical development activities; the Company’s evaluation of complementary research areas; the Company’s strategic review and potential Post-Investment Transaction, including a potential investment in or acquisition of an operating business; and the anticipated effects and development potential of the Company’s technologies and any future product candidates.

Forward-looking statements can be identified by words such as ‘believe,’ ‘expect,’ ‘intend,’ ‘plan,’ ‘may,’ ‘should,’ ‘could,’ ‘might,’ ‘seek,’ ‘target,’ ‘will,’ ‘project,’ ‘forecast,’ ‘continue’ or ‘anticipate,’ or their negatives or variations, or by the fact that the statements do not relate strictly to historical matters. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially, including: the Company’s limited operating history and history of losses; conditions and events that raise substantial doubt about its ability to continue as a going concern; the need for, and ability to raise, additional capital; dilution from future financings; the Company’s ability to identify, negotiate and complete a Post-Investment Transaction and realize anticipated benefits; risks associated with investments, acquisitions and expansion into new research or business areas; the absence of active clinical development programs and the discontinuation and wind-down of Decoy20 clinical activities; uncertain outcomes and costs of clinical and preclinical development; reliance on third parties; competition; protection of proprietary or licensed technology; compliance with healthcare, securities and other laws; information technology failures, cyberattacks and cybersecurity deficiencies; Nasdaq continued-listing risks; stock-price volatility; and unfavorable global economic conditions.

These and other important factors discussed under ‘Risk Factors’ in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in the Company’s other filings with the Securities and Exchange Commission, could cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included herein. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect subsequent events or circumstances.

Contact: investors@indaptusrx.com

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$7,553,820	$8,507,628
Short-term investments	4,000,000	-
Prepaid expenses and other current assets	434,136	802,540
Total assets	$11,987,956	$9,310,168
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$615,426	$6,158,575
Total liabilities	615,426	6,158,575
Commitments and contingencies (Note 7)	-	-
Stockholders’ equity:
Common stock: $0.01 par value; 1,000,000,000 and 200,000,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 133,242,324 and 2,167,324 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1,332,424	21,674
Preferred stock: $0.01 par value; 5,000,000 shares authorized as of June 30, 2026 and December 31, 2025; no shares and 1,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	10,000
Additional paid-in capital	95,664,138	84,408,018
Accumulated deficit	(85,624,032)	(81,288,099)
Total stockholders’ equity	11,372,530	3,151,593
Total liabilities and stockholders’ equity	$11,987,956	$9,310,168

* Share and per-share amounts have been retroactively adjusted for the one-for-28 reverse stock split effected in June 2025.

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Statements of Operations

	Three Months 2026	Three Months 2025	Six Months 2026	Six Months 2025
Operating expenses:
Research and development	$363,127	$2,167,114	$854,261	$4,977,954
General and administrative	1,445,739	2,289,649	3,114,193	4,051,368
Total operating expenses	1,808,866	4,456,763	3,968,454	9,029,322
Loss from operations	(1,808,866)	(4,456,763)	(3,968,454)	(9,029,322)
Other income (expense):
Warrant repricing	-	-	(410,154)	-
Change in fair value of convertible promissory notes	-	(787,703)	-	(787,703)
Other income, net	14,003	15,547	42,675	55,676
Total other income (expense)	14,003	(772,156)	(367,479)	(732,027)
Net loss	$(1,794,863)	$(5,228,919)	$(4,335,933)	$(9,761,349)
Net loss available to common stockholders per share, basic and diluted*	$(0.02)	$(9.09)	$(0.07)	$(18.09)
Weighted average shares used in calculating net loss per share, basic and diluted*	116,131,213	574,923	64,112,185	539,538

* Share and per-share amounts have been retroactively adjusted for the one-for-28 reverse stock split effected in June 2025.

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Cash flows from operating activities:
Net loss	$(4,335,933)	$(9,761,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	162,897	421,654
Change in fair value of convertible promissory notes	-	787,703
Warrant repricing	410,154	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	368,404	821,899
Accounts payable and other current liabilities	(5,543,149)	(1,334,030)
Operating lease right-of-use asset and liability, net	-	(1,193)
Net cash used in operating activities	(8,937,627)	(9,065,316)
Cash flows from investing activities:
Purchase of short-term investments	(4,000,000)	-
Net cash used in investing activities	(4,000,000)	-
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	-	5,714,800
Proceeds from issuance of shares of common stock and warrants	12,000,000	4,057,719
Issuance costs	(16,181)	(336,255)
Net cash provided by financing activities	11,983,819	9,436,264
Net change in cash and cash equivalents	(953,808)	370,948
Cash and cash equivalents, beginning of period	8,507,628	5,786,753
Cash and cash equivalents, end of period	$7,553,820	$6,157,701
Noncash investing and financing activities:
Transaction costs in accounts payable and other current liabilities	$-	$5,000
Issuance of commitment shares	$-	$109
Conversion of Series AA and Series AAA preferred stock	$1,100,000	$-

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